The information in this pricing supplement is not complete and may be changed.  We may not deliver these warrants until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and High Yield+ index supplement do not constitute an offer to sell these warrants and we are not soliciting an offer to buy these warrants in any state where the offer or sale is not permitted.
Subject to Completion, Preliminary Pricing Supplement dated November 12, 2014
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. W-1 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
HIGH YIELD+ INDEX SUPPLEMENT Dated November 12, 2014	Dated November , 2014
Rule 424(b)(2)

WARRANTS
GLOBAL WARRANTS, SERIES F
 Call Warrants Due November    , 2015
Based on the Value of the Morgan Stanley High Yield+ Index
Principal at Risk Warrants
The    Call Warrants Due November    , 2015 Based on the Value of the Morgan Stanley High Yield+ Index, which we refer to as the warrants, offer five-times leveraged exposure to any increase or decrease in the level of the Morgan Stanley High Yield+ Index, which we refer to as the index, subject to the deduction of an investor fee that will accrue based on the notional amount per warrant.  While the premium amount and original issue price per warrant is $100,000, the notional amount is $500,000 per warrant, or five times the invested premium.  The warrants do not pay interest and do not guarantee the return of any of the invested premium.  At maturity or upon an automatic redemption or optional investor redemption, as applicable, you will receive for each warrant that you hold an amount in cash equal to the warrant premium amount plus the product of (i) the notional amount and (ii) the index percent change minus the investor fee.  Because the return on the warrants is calculated based on the notional amount, which is five times the invested warrant premium, investors will have five-times leveraged exposure to both the performance of the index and the investor fee.  Therefore, your return on the warrants will vary depending on whether and the extent to which the index percent change, as reduced by the investor fee, is positive or negative.  If the index percent change, as reduced by the investor fee, is positive, you will receive a leveraged return on your invested premium, as described below.  However, if the index percent change, as reduced by the investor fee, is negative, investors will suffer an accelerated loss and will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  The warrants are highly risky, and there is no minimum payment on the warrants.  Accordingly, investors may lose some or all of their entire initial investment in the warrants on an accelerated basis.
The warrants will be subject to automatic redemption if the closing value of the index on any index business day during the term of the warrants is less than 88% of the initial index value, which we refer to as the threshold level.  If an automatic redemption event occurs, investors will receive an amount in cash calculated in the manner set forth below, and will lose a significant portion or all of their initial investment on an accelerated basis.  No further amounts will be owed under the warrants, and investors will not have the option to continue holding the warrants and will not benefit from any subsequent increase in the level of the index that may occur after the relevant valuation date.
Investors will have the right to cause Morgan Stanley to redeem their warrants, in whole or in part, on any index business day during the term of the warrants, subject to procedural requirements, as more fully described herein.  No further amounts will be owed with respect to any warrants that are redeemed.
The Morgan Stanley High Yield+ Index is a quantitative, rules-based, long-only bond fund index developed by Morgan Stanley.  The index aims to generate a return by applying dynamic allocation between two exchange-traded funds, the iShares iBoxx H/Y Corporate Bond Fund and the iShares Barclays 20+ Year Treasury Bond Fund, and a theoretical cash component that accrues interest at a specified federal funds rate.  The index selects on a monthly basis which of the exchange-traded funds to track through a predetermined set of algorithms analyzing recent price trends in the iShares iBoxx H/Y Corporate Bond Fund and in the CBOE Market Volatility Index.  The index also has a daily volatility control feature targeting an annualized volatility of 5% by increasing or decreasing exposure to the tracked exchange-traded fund.  The selection between the two exchange-traded funds, as well as the volatility control feature, may cause the index to underperform one or both of the exchange-traded funds.  For more information, see “The Index” beginning on PS-33.
The warrants are for investors who seek a leveraged return based on the performance of the index and who are willing to pay the investor fee and risk their premium, possible automatic redemption and accelerated loss and forgo current income in exchange for the five-times leveraged notional exposure to the index.  The warrants are highly risky and involve risks not associated with an investment in conventional securities.  If the index percent change, as reduced by the investor fee, is negative, you will lose some or all of your investment in the warrants on a five-times leveraged basis.  You will not be able to purchase the warrants unless you have an options-approved brokerage account.  The warrants are issued as part of Morgan Stanley’s Series F Global Warrants program.  All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The premium amount and original issue price of each warrant is $100,000.
•	We will not pay interest on the warrants.
•
The notional exposure is $500,000 per $100,000 premium amount.  The return on the warrants is calculated based on the notional exposure, resulting in the five-times leveraged notional exposure to the performance of the index, and will be reduced by the investor fee.

•
At maturity or upon an automatic redemption or optional investor redemption, you will receive an amount in cash per $100,000 premium amount of warrants that you hold on the cash settlement date based on the performance of the index, as reduced by the investor fee, calculated as follows:

$100,000 + [$500,000 × (index percent change – investor fee)]
Therefore, if the index percent change, as reduced by the investor fee, is negative, the amount payable on the cash settlement date will be less than the $100,000 premium amount per warrant and could be zero.  Because of the five-times leveraged notional exposure to the index, investors will lose their entire initial investment in the warrants if the index percent change minus the investor fee is less than or equal to -20.00%.
Please see the table and corresponding examples illustrating the calculation of the cash settlement amount in “Hypothetical Payouts on the Warrants” on PS-12.
•	The index percent change will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The initial index value will equal the index closing value on November , 2014, which is the day we price the warrants for initial sale to the public, which we refer to as the pricing date.
•	The final index value will equal the index closing value on the valuation date. The valuation date is subject to postponement for non-index business days.
•
The investor fee will vary depending on the date the warrants mature or earlier redeem based upon a daily accrual on the notional amount per warrant at a rate of 1.00% per annum, subject to a fixed minimum investor fee of 0.50%.  The investor fee will be calculated on the basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365.

Because the investor fee will be calculated based on the notional amount, which results in a five-times leveraged investor fee, the effect of the investor fee will be to reduce any positive return or amplify any loss on the $100,000 premium amount per warrant by the greater of (i) 5.00% per annum, calculated on basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 2.50%. The investor fee will reduce the return on the warrants in all cases, whether the index percent change is positive or negative.
•	Investing in the warrants is not equivalent to investing in the index or its components.
•	The warrants will not be listed on any securities exchange.
•	The estimated value of the warrants on the pricing date is approximately $99,500 per $100,000 premium amount of warrants. See “Summary of Pricing Supplement” beginning on PS-5.
•	The CUSIP number for the warrants is 61764C820. The ISIN for the warrants is US61764C8203.
•	We expect to deliver the warrants to purchasers, in registered book-entry form only, through The Depository Trust Company on November , 2014.
•	The warrants are unsecured contractual obligations of Morgan Stanley and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.
You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”
You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.
The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the index percent change, as reduced by the investor fee, is negative, you will lose some or all of your investment in the warrants on a five-times leveraged basis.  See “Risk Factors” beginning on PS-16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

ISSUE PRICE $100,000 PER WARRANT

	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per warrant	$100,000	$500	$99,500
Total	$	$	$
(1)
The warrants will not be sold with an up-front commission or fee.  However, we expect to pay a sales commission on a quarterly basis to UBS Financial Services Inc., acting as agent, for its clients who purchase warrants in this offering and who continue to hold their warrants.  The sales commission will accrue on the premium amount at a rate of 0.50% per annum, subject to a fixed minimum total sales commission of 0.25%.  See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Warrants—Use of Proceeds and Hedging” beginning on PS-37.
The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS FINANCIAL SERVICES INC.

For a description of certain restrictions on offers, sales and deliveries of the warrants and on the distribution of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus relating to the warrants, see the section of this pricing supplement called “Description of the Warrants—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  This pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below) as implemented in member states of the European Economic Area.  This pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the warrants described herein made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the warrants.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of warrants to the public has been made or will be made in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such warrants may be made to the public in that Relevant Member State at any time:

(1)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)   to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by us for any such offer; or

(3)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of warrants referred to in (1) to (3) above shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of warrants to the public” in relation to any warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The communication of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus or any other documents or materials relating to the issue of the warrants is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) or within Article 49(2)(A) to (D) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom the warrants are only available to, and any investment or investment activity to which this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus or any of its or their contents.

The warrants have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended, the “FIEA”).  The warrants will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except pursuant to an exemption from the registration requirements and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

WARNING: The contents of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

 None of the warrants have been offered or sold or will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance.  No person has issued or may issue or had or may have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the warrants, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the warrants which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as amended (the “SFA”), by the Monetary Authority of Singapore and the warrants will be offered pursuant to exemptions under the SFA.  Accordingly, none of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants may be circulated or distributed, nor may the warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.  Where warrants are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a Relevant Person which is:

(a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the warrants pursuant to an offer made under Section 275 of the SFA except:

(1) to an Institutional Investor or to a Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)  where no consideration is or will be given for the transfer;

(3)  where the transfer is by operation of law; or

(4) pursuant to Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations.

The warrants may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the warrants being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the warrants constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and none of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering material relating to the warrants may be publicly distributed or otherwise made publicly available in Switzerland. The warrants are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only.  You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying index supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The     Call Warrants Due November    , 2015 Based on the Value of the Morgan Stanley High Yield+ Index, which we refer to as the warrants, offer five-times leveraged exposure to any increase or decrease in the level of the Morgan Stanley High Yield+ Index, which we refer to as the index, subject to the deduction of an investor fee that will accrue based on the notional amount per warrant.  While the premium amount and original issue price per warrant is $100,000, the notional amount is $500,000 per warrant, or five times the invested premium.  The warrants do not pay interest and do not guarantee the return of any of the invested premium.  At maturity or upon an automatic redemption or optional investor redemption, as applicable, you will receive for each warrant that you hold an amount in cash equal to the warrant premium amount plus the product of (i) the notional amount and (ii) the index percent change minus the investor fee.  Because the return on the warrants is calculated based on the notional amount, which is five times the invested warrant premium, investors will have five-times leveraged exposure to both the performance of the index and the investor fee.  Therefore, your return on the warrants will vary depending on whether and the extent to which the index percent change, as reduced by the investor fee, is positive or negative.  If the index percent change, as reduced by the investor fee, is positive, you will receive a leveraged return on your invested premium, as described below.  However, if the index percent change, as reduced by the investor fee, is negative, investors will suffer an accelerated loss and will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  The warrants are highly risky, and there is no minimum payment on the warrants.  Accordingly, investors may lose some or all of their entire initial investment in the warrants on an accelerated basis.

The warrants will be subject to automatic redemption if the closing value of the index on any index business day during the term of the warrants is less than 88% of the initial index value, which we refer to as the threshold level.  If an automatic redemption event occurs, investors will receive an amount in cash calculated in the manner set forth below, and will lose a significant portion or all of their initial investment on an accelerated basis.  No further amounts will be owed under the warrants, and investors will not have the option to continue holding the warrants and will not benefit from any subsequent increase in the level of the index that may occur after the relevant valuation date.

Investors will have the right to cause Morgan Stanley to redeem their warrants, in whole or in part (and in integrals of the $100,000 premium amount per warrant), on any index business day during the term of the warrants, subject to notice provisions, as more fully described herein.  No further amounts will be owed with respect to any warrants that are redeemed.

The warrants are for investors who seek a leveraged return based on the performance of the index and who are willing to pay the investor fee and risk their premium, possible automatic redemption and accelerated loss and forgo current income in exchange for the five-times leveraged notional exposure to the index.  The warrants are highly risky and involve risks not associated with an investment in conventional securities.  If the index percent change, as reduced by the investor fee, is negative, you will lose some or all of your investment in the warrants on a five-times leveraged basis.  You will not be able to purchase the warrants unless you have an options-approved brokerage account.  All payments are subject to the credit risk of Morgan Stanley.

Each warrant costs $100,000
We, Morgan Stanley, are offering the     Call Warrants Due November    , 2015 Based on the Value of the Morgan Stanley High Yield+ Index, which we refer to as the warrants.  The warrant premium amount and original issue price of each warrant is $100,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are reflected in the investor fee associated with the warrants and borne by you, and, consequently, the estimated value of the warrants on the pricing date will be less than $100,000.  We estimate that the value of each warrant on the pricing date will be approximately $99,500.  This value represents the premium amount of $100,000 per warrant minus the fixed minimum investor fee that would be deducted assuming that the warrants were able to be redeemed on the pricing date.  If the warrants remain outstanding for a sufficient period of time such that the accrued investor fee exceeds the fixed minimum investor fee, the estimated value of the warrants at such later date, absent changes in market conditions or any other relevant factors, would be lower than the estimated value of the warrants on the pricing date due to the deduction of the higher investor fee.

Our estimate of the value of the warrants as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the warrants on the pricing date, we take into account that the warrants are comprised of an option linked to the performance of the index and the deduction of the investor fee.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price, if any, at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, as well as the value reflected in your brokerage account statements, because the secondary market price may take other factors into account.

There may not be a secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.

The Morgan Stanley High Yield+ Index
The Morgan Stanley High Yield+ Index consists of a rules-based quantitative strategy (the “index methodology”) that uses price trend and volatility data to determine which of two fixed-income exchange traded funds (the “reference assets”) to track.  The index methodology also adjusts the exposure to the tracked reference asset on a daily basis in order to target a specific realized volatility of the index.  The level of the index reflects the daily deduction of fees and costs as more fully described in the accompanying index supplement.  The methodology employed by the index must be sufficiently successful in order to offset the impact of these fees and costs, in addition to the investor fee applicable to the warrants, in order to avoid a negative return on the warrants.

The two reference assets are the iShares® iBoxx $ High Yield Corporate Bond Fund (the “high yield asset”) and the iShares® Barclays 20+ Year Treasury Bond Fund (the “treasury asset”). The high yield asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Markit iBoxx USD Liquid High Yield Index, a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States.  The treasury asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays U.S. 20+ Year Treasury Bond Index, which tracks all fixed-rate U.S. Treasury securities with a remaining maturity greater than 20 years, a rating of investment grade or higher, and more than $250 million principal amount outstanding.

The index methodology is designed to track the high yield asset when the prices of the high yield asset are generally stable or increasing and an increase in general

market volatility is not expected.   Conversely, the strategy is designed to track the treasury asset when the prices of the high yield asset are decreasing or if increasing market volatility is expected.

As of the date of this pricing supplement, the price trend data that are used by the index methodology to make this determination are the price trend data of the high yield asset, and the volatility trend data in the level of the Chicago Board Options Exchange Market Volatility Index (the “volatility index”), each measured over a period of up to thirty calendar days prior to the relevant date of calculation.  The volatility index is a measure of market expectations of near-term volatility in the U.S. equity market as derived from prices of options on the S&P 500® Index, a diversified large-cap U.S. equities index.  The level of the volatility index will rise when investors anticipate a future increase in volatility of the S&P 500® Index, whether or not the anticipated price movement is positive or negative.

In addition to tracking the performance of the relevant reference asset(s) at any given time, the index methodology will also adjust the level of exposure to the relevant reference asset(s) on a daily basis in order to target a volatility of 5.00% per annum (the “volatility target”).   The volatility targeting mechanism will increase the exposure to the relevant reference asset(s) if the realized volatility of the index is below the volatility target, and decrease the exposure of the relevant reference asset if the realized volatility of the index is above the volatility target, subject to certain limitations and conditions described in the accompanying index supplement.  Because the volatility targeting mechanism relies on historical data, there is no guarantee that the volatility target will be realized.  Additionally, the selection between the two exchange-traded funds, as well as the volatility control feature, may cause the index to underperform one or both of the exchange-traded funds.

Please see “The Index” below for more information about the index.  Any investment linked to the index involves risks, please see the risks relating to the index described under “The warrants are linked to the Morgan Stanley High Yield+ Index and are subject to risks associated with the index” below.

The agent’s commissions on the warrants will be payable as trailing commissions
The agent’s commissions on the warrants will be paid quarterly over the term of the warrants.  See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution” and “Risk Factors—Potential conflicts of interest exist between the agent and you because the agent may have economic interests that are different from yours.”

The warrants do not guarantee the return of any of the invested premium; no interest
The warrants do not pay interest and do not guarantee the return of any of the invested premium.  The warrants offer five-times leveraged exposure to any increase or decrease in the level of the index, subject to the deduction of an investor fee that will accrue based on the notional amount per warrant.  Therefore, the return on the warrants will vary depending on whether and the extent to which the index percent change, as reduced by the investor fee, is positive or negative.  If the index percent change, as reduced by the investor fee, is positive, you will receive a leveraged return on your investment, as described below.  However, if the index percent change, as reduced by the investor fee, is negative, investors will suffer an accelerated loss and lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  There is no minimum payment on the warrants.  Accordingly, you could lose your entire initial investment in the warrants.

Cash settlement amount
At maturity or upon an automatic redemption or optional investor redemption, as applicable, you will receive for each $100,000 premium amount of warrants that you hold on the cash settlement date an amount in cash that will vary depending upon the performance of the index, as reduced by the investor fee, determined as follows:

$100,000 + [$500,000 × (index percent change – investor fee)]

where,

index percent change	=	final index value – initial index value
initial index value

final index value	=	The closing value of the index on the valuation date, subject to postponement for non-index business days or market disruption events

initial index value	=	The closing value of the index on November , 2014, which we refer to as the pricing date

investor fee	=
The greater of (i) 1.00% per annum, calculated on the basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 0.50%

Because the investor fee will be calculated based on the notional amount, which results in a five-times leveraged investor fee, the effect of the investor fee will be to reduce any positive return or amplify any loss on the $100,000 premium amount per warrant by the greater of (i) 5.00% per annum, calculated on basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 2.50%.

valuation date	=
In the case of redemption on the maturity date (meaning the warrants have not been redeemed prior to the maturity date pursuant to an automatic redemption or optional investor redemption), the valuation date will be November    , 2015.

In the case of redemption prior to the maturity date as a result of an automatic redemption, the valuation date will be the index business day following the day on which the automatic redemption event first occurred.

In the case of redemption prior to the maturity date as a result of an optional investor redemption, the valuation date will be the first scheduled index business day following the effective date of your election to redeem your warrants in accordance with the redemption procedures described in “Description of the Warrants—Optional Investor Redemption” below.

cash settlement date	=
In the case of redemption at maturity (meaning the warrants have not been redeemed prior to the maturity date pursuant to an automatic redemption or optional investor redemption), the cash settlement date will be November    , 2015, which we refer to as the maturity date.

In the case of redemption prior to the maturity date as a result of an automatic redemption, the cash settlement date will be the third business day following the valuation date.

In the case of redemption prior to the maturity date as a result of an optional investor redemption, the cash settlement date will be the third business day following the valuation date.

If the index percent change, as reduced by the investor fee, is negative, the amount payable on the cash settlement date will be less than the $100,000 premium amount per warrant and could be zero.  Because of the five-times leveraged notional exposure to the index, investors will lose their entire initial investment in the warrants if the index percent change minus the investor fee is less than or equal to -20.00%.  There is no minimum payment on the warrants.  Accordingly, investors may lose some or all of their entire initial investment in the warrants.

All payments on the warrants are subject to the credit risk of Morgan Stanley.

Beginning on PS-12, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at maturity or upon an automatic redemption or optional investor redemption over a range of hypothetical index percent changes as determined on the applicable valuation date.  The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Warrants—Hypothetical Retrospective and Historical Information” starting on PS-34.  You cannot predict the future performance of the index based on its historical performance.

Investing in the warrants is not equivalent to investing in the index or its reference assets.
The investor fee will reduce the return on the warrants in all cases, whether the index percent change is positive or negative, and is calculated on the notional amount, which results in a five-times leveraged investor fee

At maturity or upon an automatic redemption or optional investor redemption, as applicable, you will receive for each warrant that you hold an amount in cash on the cash settlement date equal to the warrant premium amount plus the product of (i) the notional amount and (ii) the index percent change minus the investor fee.  Therefore, the investor fee will reduce the return on the warrants in all cases, whether the index percent change is positive or negative.  Furthermore, because the investor fee will be calculated based on the notional amount, which results in a five-times leveraged investor fee, the effect of the investor fee will be to reduce any positive return or amplify any loss on the $100,000 premium amount per warrant by the greater of (i) 5.00% per annum, calculated on basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 2.50%.

The warrants are subject to potential early exit with mandatory loss due to the automatic redemption feature
An automatic redemption event will occur if the closing value of the index on any index business day during the period from, but excluding, the pricing date to, but excluding, November    , 2015 (the “automatic redemption period”), is less than 88% of the initial index value, which we refer to as the threshold level.  If an automatic redemption event occurs, the warrants will be automatically redeemed by Morgan Stanley on the cash settlement date for the cash settlement amount calculated as of the relevant valuation date.  Investors will lose a significant portion or all of their investment if the warrants are subject to an automatic redemption. No further amounts will be owed under the warrants, and investors will not have the option to continue holding the warrants and will not benefit from any subsequent increase in the level of the index that may occur after the relevant valuation date.

Investors in the warrants may elect to have Morgan Stanley redeem their warrants, in whole or in part, during the optional redemption period
Subject to the procedural requirements described in more detail below in this pricing supplement, you will have the right to cause Morgan Stanley to redeem your warrants, in whole or in part, on any index business day during the period from, but excluding, the pricing date to, but excluding, November    , 2015 (the “optional redemption period”).  Upon an optional investor redemption, the applicable amount of warrants will be redeemed by Morgan Stanley on the cash settlement date for the cash settlement amount calculated as of the applicable valuation date.  The applicable valuation date will be the first scheduled index business day following the effective date of your election to redeem your warrants in accordance with the redemption procedures described in “Description of the Warrants—Optional Investor Redemption” below.  No further amounts will be owed with respect to any warrants that are redeemed.

To cause Morgan Stanley to redeem your warrants, your broker or other person through whom you hold the warrants must deliver by email an Optional Early Redemption Instruction, substantially in the form attached hereto as Annex B to this pricing supplement, to Morgan Stanley on any index business day during the optional redemption period.  The procedural requirements for exercising the optional investor redemption right are described in more detail under “Description of the Warrants—Optional Investor Redemption” below.  Once given, the Optional Early Redemption Instruction is irrevocable on the day it is given, and you will not have the right to continue to hold the warrants that are to be redeemed.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants.  As calculation agent, MS & Co. LLC, which we refer to as MS & Co., will determine the initial index value, the threshold level, the final index value, the index percent change, the investor fee and the payment that you will receive on the relevant cash settlement date, if any.

You may revoke your offer to purchase the warrants prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the warrants.  You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance.  In the event of any material changes to the terms of the warrants, we will notify you.

Where you can find more information on the warrants
The warrants are unsecured warrants issued as part of our Series F global warrants program.  You can find a general description of our Series F global warrants program in the accompanying prospectus supplement dated November 21, 2011 and the prospectus dated November 21, 2011.

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement.  You should also read about some of the risks involved in investing in the warrants in the section called “Risk Factors.”  The tax and accounting treatment of investments in index-linked warrants such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following table and examples illustrate the calculation of the cash settlement amount on the warrants payable at maturity or upon an automatic redemption or optional investor redemption over a range of hypothetical index percent changes, as determined on the applicable valuation date.  As demonstrated below, because the return on the warrants is calculated based on the notional amount, which is five times the invested warrant premium, investors will have five-times leveraged exposure to the index percent change, and any return will be reduced by the investor fee.  You will lose some or all of your initial investment in the warrants on an accelerated basis if the index percent change, as reduced by the investor fee, is negative.  The warrants are highly risky, and there is no minimum payment on the warrants.

The hypothetical cash settlement amounts set forth below are for illustrative purposes only.  The actual initial index level, threshold level and fixed minimum investor fee will be set on the pricing date.  The actual cash settlement amount payable at maturity or upon an automatic redemption or optional investor redemption will be determined based on the performance of the index and the investor fee determined as of the relevant valuation date.  The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples are based on the following terms:

Term:	1 year

Premium Amount:	$100,000 per warrant

Hypothetical Initial Index Level:	100

Hypothetical Threshold Level:	88, which is 88% of the hypothetical initial index level

Investor Fee:
The greater of (i) 1.00% per annum, calculated on the basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 0.50%.

Cash Settlement Amount Upon an Automatic Redemption

The following two examples illustrate the calculation of the cash settlement amount on the warrants payable upon the occurrence of an automatic redemption event.  An automatic redemption event will occur if the closing value of the index on any index business day during the automatic redemption period is less than 88% of the initial index level.  Investors will lose a significant portion or all of their investment if the warrants are subject to an automatic redemption. No further amounts will be owed under the warrants, and investors will not have the option to continue holding the warrants and will not benefit from any subsequent increase in the level of the index that may occur after the relevant valuation date.

Example 1

The hypothetical cash settlement amount set forth below assumes (i) an automatic redemption event first occurs on the date 29 calendar days following the pricing date, (ii) the closing value of the index on the first index business day following the date on which the automatic redemption event first occurs (which is the relevant valuation date) is 86 and (iii) a period of 30 calendar days from, and including, the pricing date to, and excluding, the valuation date, resulting in an investor fee of 0.50%, calculated as set forth below.

Investor Fee	=
The greater of (i) 1.00% per annum, calculated on the basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 0.50%

	=	The greater of (i) 1.00% x (30/365) and (ii) 0.50%

	=	0.50%

In this example, the level of the index decreases from the initial index level of 100 to a final index level of 86, resulting in an index percent change of -14%.  Accordingly, investors will receive a cash settlement amount of $27,500 per $100,000 premium amount of warrants on the cash settlement date, calculated as follows:

Cash Settlement Amount	=	$100,000	+	[$500,000 × (index percent change – investor fee)]

	=	$100,000	+	[$500,000 × (-14% – 0.50%)]

	=	$100,000	+	[$500,000 × -14.50%]

	=	$27,500 per warrant

In this example, the index percent change, as reduced by the investor fee, is negative.  Therefore, on the cash settlement date, investors will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  As a result, investors will suffer an accelerated loss of 72.50% on the warrants, despite a negative index percent change of only -14%, due to the five-times leveraged notional exposure to both the negative performance of the index and the investor fee.

Example 2

The hypothetical cash settlement amount set forth below assumes (i) an automatic redemption event first occurs on the date 239 calendar days following the pricing date, (ii) the closing value of the index on the first index business day following the date on which the automatic redemption event first occurs (which is the relevant valuation date) is 88 and (iii) a period of 240 calendar days from, and including, the pricing date to, and excluding, the valuation date, resulting in an investor fee of 0.6575%, calculated as set forth below.

Investor Fee	=
The greater of (i) 1.00% per annum, calculated on the basis of the actual number of calendar days from, and including, the pricing date to, but excluding, the valuation date, divided by 365, and (ii) 0.50%

	=	The greater of (i) 1.00% x (240/365) and (ii) 0.50%

	=	0.6575%

In this example, the level of the index decreases from the initial index level of 100 to a final index level of 88, resulting in an index percent change of -12%.  Accordingly, investors will receive a cash settlement amount of $36,712.50 per $100,000 premium amount of warrants on the cash settlement date, calculated as follows:

Cash Settlement Amount	=	$100,000	+	[$500,000 × (index percent change – investor fee)]

	=	$100,000	+	[$500,000 × (-12% – 0.6575%)]

	=	$100,000	+	[$500,000 × -12.6575%]

	=	$36,712.50 per warrant

In this example, the index percent change, as reduced by the investor fee, is negative.  Therefore, on the cash settlement date, investors will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  As a result, investors will suffer an accelerated loss of 63.29% on the warrants, despite a negative index percent change of only -12%, due to the five-times leveraged notional exposure to both the negative performance of the index and the investor fee.

Cash Settlement Amount Upon an Optional Investor Redemption

You will have the right, on any index business day during the optional redemption period to cause Morgan Stanley to redeem your warrants, in whole or in part, for the cash settlement amount, subject to the procedural requirements described in more detail below in “Description of the Warrants—Optional Investor Redemption.”  Upon an optional investor redemption, the applicable amount of warrants will be redeemed by Morgan Stanley on the cash settlement date for the cash settlement amount, which will be calculated in the same manner set forth in the hypothetical examples under “Cash Settlement Upon an Automatic Redemption” above.  As illustrated in those two examples, the investor fee may vary depending on the length of time for which the warrants remain outstanding prior to redemption.  Regardless, because the investor fee will be calculated based on the notional amount, the investor fee will reduce the return on the warrants on a five-times leveraged basis, whether the index percent change is positive or negative.  No further amounts will be owed with respect to any warrants that are redeemed.

Cash Settlement Amount at Maturity

The following table and examples assume that the warrants are not redeemed prior to maturity pursuant to an automatic redemption or optional investor redemption, and assume a period of 365 calendar days from and including the pricing date to but excluding the valuation date, resulting in an investor fee of 1.00%.  The table and examples below do not cover the complete range of possible payouts on the warrants.

Final Index Level	Index Percent Change	Investor Fee	Cash Settlement Amount	Total Return on the Warrants
121	21%	1%	$200,000	100%
110	10%	1%	$145,000	45%
105	5%	1%	$120,000	20%
100	0%	1%	$95,000	-5%
95	-5%	1%	$70,000	-30%
90	-10%	1%	$45,000	-55%
85	-15%	1%	$20,000	-80%
81	-19%	1%	$0	-100%
80	-20%	1%	$0	-100%
50	-50%	1%	$0	-100%
0	-100%	1%	$0	-100%

Example 1

The level of the index increases from the initial index level of 100 to a final index level of 110, resulting in an index percent change of 10%.  Accordingly, investors will receive a cash settlement amount of $145,000 per $100,000 premium amount of warrants on the maturity date, calculated as follows:

Cash Settlement Amount	=	$100,000	+	[$500,000 × (index percent change – investor fee)]

	=	$100,000	+	[$500,000 × (10% – 1%)]

	=	$100,000	+	[$500,000 × 9%]

	=	$145,000 per warrant

In this example, the index percent change, as reduced by the investor fee, is positive.  Therefore, at maturity, investors will receive a five-times leveraged return on their invested premium, subject to the deduction of the investor fee.  As a result, the total return on the warrants is 45%.

Example 2

The level of the index remains unchanged from the initial index level to a final index level, resulting in an index percent change of 0%.  Accordingly, investors will receive a cash settlement amount of $95,000 per $100,000 premium amount of warrants on the maturity date, calculated as follows:

Cash Settlement Amount	=	$100,000	+	[$500,000 × (index percent change – investor fee)]

	=	$100,000	+	[$500,000 × (0% – 1%)]

	=	$100,000	+	[$500,000 × -1%]

	=	$95,000 per warrant

In this example, although the index percent change is 0%, investors will suffer a loss of 5% on the warrants due to the deduction of the five-times leveraged investor fee.

Example 3

The level of the index decreases from the initial index level of 100 to a final index level of 90, resulting in an index percent change of -10%.  Accordingly, investors will receive a cash settlement amount of $45,000 per $100,000 premium amount of warrants on the maturity date, calculated as follows:

Cash Settlement Amount	=	$100,000	+	[$500,000 × (index percent change – investor fee)]

	=	$100,000	+	[$500,000 × (-10% – 1%)]

	=	$100,000	+	[$500,000 × -11%]

	=	$45,000 per warrant

In this example, the index percent change, as reduced by the investor fee, is negative.  Therefore, at maturity, investors will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  As a result, investors will suffer an accelerated loss of 55% on the warrants, despite a negative index percent change of only -10%, due to the five-times leveraged notional exposure to both the negative performance of the index and the investor fee.

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley, do not guarantee the return of any of the invested premium and do not pay any interest.  Investing in the warrants involves a high degree of risk and is not equivalent to investing in the index or its reference assets. This section describes the most significant risks relating to the warrants.  For a further discussion of risk factors, please see the accompanying index supplement, prospectus supplement and prospectus.  You should carefully consider whether the warrants are suited to your particular circumstances before you decide to purchase them.

The warrants are highly risky, and you may lose some or all of your investment on an accelerated basis
The warrants do not pay interest and do not guarantee the return of any of the invested premium.  At maturity or upon an automatic redemption or optional investor redemption, as applicable, you will receive for each warrant that you hold an amount in cash equal to the warrant premium amount plus the product of (i) the notional amount and (ii) the index percent change minus the investor fee.  Because the return on the warrants is calculated based on the notional amount, which is five times the invested warrant premium, investors will have five-times leveraged exposure to both the performance of the index and the investor fee.  Therefore, if the index percent change, as reduced by the investor fee, is negative, you will suffer an accelerated loss and will lose 5% for every 1% by which the index percent change, as reduced by the investor fee, is negative.  The warrants are highly risky.  There is no minimum payment on the warrants.  Accordingly, you may lose some or all of your entire initial investment in the warrants on an accelerated basis.

The warrants are subject to potential early exit with mandatory loss due to the automatic redemption feature
An automatic redemption event will occur if the closing value of the index on any index business day during the automatic redemption period is less than 88% of the initial index value, which we refer to as the threshold level.  If an automatic redemption event occurs, the warrants will be automatically redeemed by Morgan Stanley on the cash settlement date for the cash settlement amount calculated as of the relevant valuation date.  Investors will lose a significant portion or all of their investment if the warrants are subject to an automatic redemption. No further amounts will be owed under the warrants, and investors will not have the option to continue holding the warrants and will not benefit from any subsequent increase in the level of the index that may occur after the relevant valuation date.

The investor fee will reduce the return on the warrants on a five-times leveraged basis in all cases, whether the index percent change is positive or negative
The warrants offer five-times leveraged exposure to any increase or decrease in the level of the index, subject to the deduction of the investor fee.  The investor fee will be based upon a daily accrual on the notional amount per warrant at a rate of 1.00% per annum, subject to a fixed minimum investor fee of 0.50%.  Because the investor fee will be calculated based on the notional amount, which results in a five-times leveraged investor fee, the effect of the investor fee will be to reduce any positive return or amplify any loss on the $100,000 premium amount per warrant by the greater of (i) 5.00% per annum and (ii) 2.50%. As a result, the investor fee will reduce the return on the warrants on a five-times leveraged basis in all cases, whether the index percent change is positive or negative.

The warrants are suitable only for investors with options-approved accounts
You will not be able to purchase the warrants unless you have an options-approved brokerage account.  The warrants involve a high degree of risk and are not appropriate for every investor.  You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:
• the value of the index at any time, including in relation to the initial index value and threshold level,

• the volatility (frequency and magnitude of changes in value) of the index,
• dividend rates or other distributions on the reference assets underlying the index,
• interest and yield rates in the market,

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the warrants markets generally or the reference assets of the index and which may affect the value of the index,

• the time remaining until the maturity of the warrants,
• the composition of the index and changes in the reference assets of the index, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the value of the warrants prior to an early redemption or maturity, as applicable.  For example, the value of the warrants will likely decline substantially if the level of the index is below the initial index value, and especially if it is near or below the threshold level.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the warrants.
The warrants are linked to the Morgan Stanley High Yield+ Index and are subject to risks associated with the index
The index has limited actual history and may perform in unexpected ways. The index was established on September 4, 2012, and, therefore, has limited actual history and may perform in unexpected ways.  For example, there can be no assurance given that the volatility targeting mechanism will operate as intended.  The retrospectively calculated and historical values of the index should not be taken as being indicative of future performance.  The actual performance of the index may vary significantly from the results obtained from retrospective calculations.  Unlike an actual performance record, retrospectively calculated index performance is measured by means of the retrospective application of the index methodology designed with the benefit of hindsight and knowledge of factors that may have affected its performance.  No assurance can be given as to the level of the index on any given date.

The index may underperform one or both of the reference assets.  The index selects which reference asset to track through a predetermined set of algorithms analyzing recent price trends in the high yield asset and in the volatility index, as specified in the index methodology.  However, there is no guarantee that the index will allocate to either reference asset in a way that results in favorable performance.  The index may have exposure to a reference asset at a time when such reference asset is experiencing significant losses and/or the other reference asset is experiencing significant gains.  Additionally, the volatility control feature of the index may dampen positive performance by, or may magnify negative performance of, the applicable reference asset.  As a result, the index may underperform one or both of the reference assets.

Furthermore, when the index begins tracking a different reference asset, it does not do so immediately upon the rebalancing selection date, but rather is phased in on a straight-line basis over a period of five index business days.  The index may perform poorly to the extent that it remains exposed to the reference asset previously being tracked.  The performance of the index in respect of any index business day is dependent on the performance of the reference asset being tracked and the volatility targeting mechanism.  It is also possible that the selected reference asset may decline significantly in value while being tracked, and may decline more significantly than the reference asset that was not selected.  On any index business day, the return on the index may be greater than, less than or significantly less than either reference asset.  As a result, the index could underperform one or both reference assets.

The index is comprised of notional assets. The exposure of the index to any reference asset is purely notional and will exist solely in the records maintained by or on behalf of the index calculation agent, Morgan Stanley & Co. LLC.  There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership interest.  Consequently, investors in products linked to the index will not have any claim against the index or the reference assets comprising the index.

The index references only two reference assets, which are both fixed-income exchange-traded funds.  The high yield asset and the treasury assets are both fixed-income exchange-traded funds, and are subject to many of the same risks, most importantly the risk of rising interest rates.   If interest rates rise, it is likely that the value of both reference assets, and hence the value of the index, will be adversely affected.  Additionally, the index may, at any given time, be tracking the high yield asset, which is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity.  High yield securities also are generally subject to greater levels of credit or default risk than higher-rated securities.  For additional information on the reference assets, see “The High Yield Asset” and “The Treasury Asset” in the accompanying index supplement.

Index rebalancing will increase transactions costs. The shift between the two reference assets on any rebalancing selection date and any volatility targeting adjustments made to adjust exposure to the tracked reference asset will result in increased costs, which are deducted from the index return, and to which investors in the warrants will have five-times leveraged notional exposure.

The index may not be tracking a reference asset at a beneficial time, and may fail to capture returns from increases in the value of such reference asset. If the index is tracking the treasury asset, and the performance of the high yield asset increases relative to that of the treasury asset, the index will fail to capture the potential positive returns from such improvement and could decline.  Conversely, if the index is tracking the high yield asset, and the performance of the treasury asset improves relative to the performance of the high yield asset, the index will fail to capture the potential positive returns from such improvement and could decline.

The volatility targeting feature of the index may dampen its positive performance in bullish markets, or magnify its poor performance in bearish markets.  As described more fully in the accompanying index supplement, the index is designed to achieve a volatility target of 5% regardless of the direction of price movements in the market.  Therefore, in bullish markets, if the historical volatility is higher than the target volatility, the volatility targeting adjustment will reduce the exposure to the tracked reference asset and the index will not increase as much as the reference asset does.  Similarly, the index’s maximum volatility target adjustment of 150% may prevent the index from increasing as much as if the volatility target adjustment did not have a maximum in bullish markets that have very low volatility.  In bearish markets, if the historical volatility is lower than the target volatility, the volatility targeting adjustment will increase the exposure to the tracked reference asset, and the effect of any decline in the value of such reference asset will be magnified in the value of the index.  The volatility targeting feature of the index may magnify declines in its value in bearish markets.

The index deducts three types of fees.  The index deducts (1) a fixed servicing fee of 0.50% per annum, (2) a variable rebalancing cost of 0.02% for each change in reference asset or exposure due to the monthly rebalancing or daily volatility targeting and (3) a variable index cost of 0.65% per annum charged to the return of the tracked reference asset, which cost will increase or decrease each day depending on changes in the notional exposure, as reflected in that day’s adjusted exposure, so that the effective index cost with respect to any index business day could be as high as 0.975% if the adjusted exposure of the reference asset for such index business day is at its maximum of 150%.  Moreover, investors in the warrants will have five-times leveraged notional exposure to each of these fees.  The methodology employed by the index must be sufficiently successful in order to offset the impact of these fees and costs, in addition to the investor fee applicable to the warrants, in order to avoid a negative return on the warrants.

The index is subject to adjustments upon the occurrence of certain index market disruption events.  The index sponsor, Morgan Stanley & Co. LLC, has the discretion to declare a market disruption event upon the occurrence of certain events which make it difficult or impossible to calculate the values of the reference assets.  As a consequence of the occurrence of any such market disruption event, the index sponsor may exercise an amount of discretion in relation to the index (including by changing the index methodology, making adjustments to the composition of the index or terminating the index), and the exercise of such discretion may have an adverse impact on the index level, and, consequently, the value of the warrants.  The maintenance and calculation of the index depend on the index calculation agent’s ability to obtain data for the reference assets and the volatility index.  In the event that the index calculation agent is unable to obtain such data, the index sponsor and/or the index calculation agent may be unable to continue to compile and/or calculate the index in its current form, which may lead to the implementation of discretionary adjustments that may have an adverse effect on the value of the warrants.

The index is quantitative and rules-based, and is not actively managed by Morgan Stanley or its affiliates or any third party.  Accordingly, the index will not be actively adjusted to reflect market conditions or to effect changes in the selection of the reference asset or in the application of the daily adjusted exposure.  Morgan Stanley and its affiliates are not acting as a fiduciary for, or an advisor to, any investor in respect of the index or the warrants.

The index may not achieve its goals.  It is possible that the index methodology will not achieve its goals of selecting opportune times to invest in the high yield asset or treasury asset, as applicable, or in achieving the volatility target of 5%, and that the values of the index would be lower than if the index methodology had been constructed differently.

No adjustments to the index based on Morgan Stanley research reports.  Morgan Stanley may issue research reports on securities that are, or may become, reference assets of the index.  These reports are entirely independent of the calculation agent’s obligations hereunder.  Morgan Stanley will not make any adjustments to the index to reflect any change in outlook by Morgan Stanley research reports.

The warrants are non-standardized options
The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission.  The warrants are unsecured contractual obligations of Morgan Stanley and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.  Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Morgan Stanley for performance of its obligation to pay the cash settlement amount, if any, at maturity or upon an automatic redemption or optional investor redemption. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the relevant valuation date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the index. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the warrants
If Morgan Stanley & Co. LLC, as the index sponsor, discontinues publication of the index, and, as the calculation agent for the warrants, determines in its sole discretion that no successor index is available, the warrants will be accelerated.  The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the warrants, if any, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions, including, without limitation, the volatility of the index and its reference assets and current and expected interest rates.  See “Description of the Warrants—Discontinuance of the Index” below.

The warrants are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the warrants
You are dependent on Morgan Stanley’s ability to pay all amounts due on the warrants at maturity or upon an automatic redemption or optional investor redemption, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the warrants, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the warrants prior to automatic redemption, optional investor redemption or maturity, as applicable, will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the warrants.

The amount payable on the warrants is not linked to the value of the index at any time other than the relevant valuation date
The final index value will be the index closing value on the relevant valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the index appreciates prior to the relevant valuation date but then drops by the valuation date, the cash settlement amount on the relevant cash settlement date will be significantly less than it would have been had the cash settlement amount been linked to the value of the index prior to such drop.  Although the actual value of the index on the relevant cash settlement date or at other times during the term of the warrants may be higher than the final index value, the cash settlement amount will be based solely on the index closing value on the relevant valuation date.

The warrants will not be listed on any securities exchange and secondary
The warrants will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.  Even if there is a secondary market, it trading may be limited
may not provide enough liquidity to allow you to trade or sell the warrants easily.  If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.

The costs of issuing, selling, structuring and hedging the warrants, as reflected in the investor fee, cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because of the effect of the investor fee.

The costs of issuing, selling, structuring and hedging the warrants, as reflected in the investor fee, make the economic terms of the warrants less favorable to you than they otherwise would be.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price
These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions.  See also “The value will be influenced by many unpredictable factors” above.

Investing in the warrants is not equivalent to investing in the index or the reference assets constituting the index
Investing in the warrants is not equivalent to investing in the index or its reference assets.  Investors in the warrants will not have rights to receive dividends or other distributions or any other rights with respect to reference assets that constitute the index.

MS & Co., a subsidiary of the issuer, is the index calculation agent and index sponsor, as well as the calculation agent for the warrants, and will therefore make determinations with respect to both the index and the warrants

As calculation agent for the warrants, MS & Co. will determine the initial index value, the threshold level, the final index value, the index percent change, the investor fee and the cash settlement amount you will receive on the relevant cash settlement date.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index discontinuance acceleration amount in the event of a discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you on the relevant cash settlement date.  In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.

MS & Co., as index calculation agent and index sponsor, also retains the final discretion as to the manner in which the index is calculated and constructed.  The index sponsor may change the methodology of the index or discontinue the publication of the index without prior notice and such changes or discontinuance may affect the value of the index.

See “Description of the Warrants—Discontinuance of the Index” below.

Potential conflicts of interest exist between the agent and you because the agent may have economic interests that are different from yours
As a result of the trailing commissions feature, the agent may have an incentive to encourage you to continue to hold the warrants because the agent will no longer receive trailing commissions if you sell or redeem the warrants.  You should take these potentially different economic interests created by the trailing commissions feature into account when considering an investment in the warrants.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the warrants
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the warrants (and to other instruments linked to the index or its reference assets), including trading in the reference assets that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the reference assets that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, the value at or above which the index must close on the relevant valuation date so that you do not suffer a significant loss on your initial investment in the warrants.  Additionally, such hedging or trading activities during the term of the warrants, including on the relevant valuation date, could adversely affect the value of the index on the relevant valuation date, and, accordingly, the amount of cash an investor will receive on the relevant cash settlement date, if any.

The U.S. federal income tax consequences of an investment in the warrants are uncertain
Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the warrants supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the warrants due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, it is more likely than not that each warrant will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the warrants, the timing and character of income on the warrants might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the warrants as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the warrants every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the warrants as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the warrants, and the IRS or a court may not agree with the tax treatment described in this document.  Please read carefully the discussion under “United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the warrants.

Even if the tax treatment of the warrants described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the warrants.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the warrants, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the warrants as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE WARRANTS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Warrant” refers to each $100,000 Premium Amount of our    Call Warrants Due November    , 2015 Based on the Value of the Morgan Stanley High Yield+ Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Number of Warrants

Aggregate Premium Amount	$

Aggregate Notional Amount	$

Pricing Date	November , 2014

Original Issue Date (Settlement Date)	November , 2014 (expected to be three (3) Business Days after the Pricing Date)

Maturity Date	November , 2015, subject to extension as described below.

Issue Price	100% ($100,000 per Warrant)

Premium Amount	$100,000 per Warrant

Denominations	$100,000 and integral multiples thereof

CUSIP Number	61764C820

ISIN	US61764C8203

Interest Rate	None

Specified Currency	U.S. dollars

Cash Settlement Amount
On the relevant Cash Settlement Date, upon delivery of the Warrants to the Warrant Agent, we will pay with respect to the $100,000 Premium Amount of each Warrant an amount in cash, as determined by the Calculation Agent, equal to:

$100,000 + [$500,000 × (Index Percent Change – Investor Fee)]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $100,000 Premium Amount of each Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the relevant Cash Settlement Date, and (ii) deliver the aggregate cash amount due with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the relevant Cash Settlement Date.  We expect such amount of cash will be distributed to investors on the relevant Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “Forms of Warrants—The Depositary” in the accompanying prospectus.

Index Percent Change
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Change	=	Final Index Value – Initial Index Value
Initial Index Value

Investor Fee
The greater of (i) 1.00% per annum, calculated on the basis of the actual number of calendar days from, and including, the Pricing Date to, but excluding, the Valuation Date, divided by 365, and (ii) 0.50%.

Initial Index Value	, which is the Index Closing Value on the Pricing Date.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index.”

Threshold Level	, which is 88% of the Initial Index Value.

Index Publisher	Morgan Stanley & Co. LLC or any successor thereto

Index Calculation Agent	Morgan Stanley & Co. LLC

Index Sponsor	Morgan Stanley & Co. LLC

Valuation Date
In the case of redemption on the Maturity Date (meaning the Warrants have not been redeemed prior to the Maturity Date pursuant to an Automatic Redemption or Optional Investor Redemption), the Valuation Date will be November    , 2015.

In the case of redemption prior to the Maturity Date as a result of an Automatic Redemption, the Valuation Date will be the Index Business Day following the day on which the Automatic Redemption event first occurred.

In the case of redemption prior to the Maturity Date as a result of an Optional Investor Redemption, the Valuation Date will be the first scheduled Index Business Day following the effective date of your election to redeem your Warrants in accordance with the redemption procedures described below.

The Valuation Date is subject to postponement for Market Disruption Events and non-Index Business Days.  If the Valuation Date is not an Index Business Day with respect to the Index or if a Market Disruption Event with respect to the Index occurs on such date, the Valuation Date will be the next succeeding Index Business Day on which no Market Disruption Event will have occurred with respect to the Index; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the Valuation Date, and if such date is not an Index Business Day, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the non-Index Business Day, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Cash Settlement Date
In the case of redemption at maturity (meaning the Warrants have not been redeemed prior to the Maturity Date pursuant to an Automatic Redemption or Optional Investor Redemption), the Cash Settlement Date will be the Maturity Date.

In the case of redemption prior to the Maturity Date as a result of an Automatic Redemption, the Cash Settlement Date will be the third Business Day following the Valuation Date.

In the case of redemption prior to the Maturity Date as a result of an Optional Investor Redemption, the Cash Settlement Date will be the third Business Day following the Valuation Date.

Automatic Redemption
An Automatic Redemption Event occurs if the Index Closing Value of the Index on any Index Business Day during the period from, but excluding, the Pricing Date to, but excluding, November    , 2015, is less than the Threshold Level.  If an Automatic Redemption Event occurs, the Warrants will be automatically redeemed by Morgan Stanley on the Cash Settlement Date for the Cash Settlement Amount calculated as of the relevant Valuation Date.

Optional Investor Redemption
You will have the right to cause Morgan Stanley to redeem your Warrants, in whole or in part, on any Index Business Day during the period from, but excluding, the Pricing Date to, but excluding, November    , 2015 (the “Optional Redemption Period”).  Upon an Optional Investor Redemption, the applicable amount of Warrants will be redeemed by Morgan Stanley on the Cash Settlement Date for the Cash Settlement Amount calculated as of the Valuation Date.  No further amounts will be owed with respect to any Warrants that are redeemed.

The following procedures must be followed in order for your Warrants to be redeemed pursuant to an Optional Investor Redemption:

•
You must deliver a completed Optional Investor Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Warrants (your “Broker”)

using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions for their customers. Accordingly, as a beneficial owner of the Warrants, you should consult the brokerage firm through which you own your Warrants for the relevant deadline;

•
Your Broker must deliver a completed Optional Early Redemption Instruction in substantially the form attached hereto as Annex B to Morgan Stanley via email by no later than 11:00 a.m. New York City time on any Index Business Day during the Optional Redemption Period;

•
Morgan Stanley must acknowledge receipt of the Optional Early Redemption Instruction via email in order for your election to be effective. If Morgan Stanley acknowledges receipt of the Optional Early Redemption Instruction via email on or prior to 3:00 p.m. New York City time on any Index Business Day during the Optional Redemption Period, the effective date for your election will be that Index Business Day, provided any other requirements relating to redeeming the Warrants are satisfied.  If Morgan Stanley acknowledges receipt via email after 3:00 p.m. New York City time on any Index Business Day during the Optional Redemption Period, the effective date for your election will be the next following Index Business Day during the Optional Redemption Period, provided any other requirements relating to redeeming the Warrants are satisfied;

•
You must instruct your DTC custodian to book a delivery versus payment trade with respect to your Warrants on the applicable Valuation Date at a price equal to the applicable Cash Settlement Amount, facing Morgan Stanley DTC 050; and

•
You must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Cash Settlement Date (the third Business Day following the applicable Valuation Date).

All instructions from beneficial owners of Warrants relating to the right to redeem their Warrants will be irrevocable.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which (i) trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price and (ii) the Index Closing Value is published by the Index Publisher.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security
Book Entry.  The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Warrants.  Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Warrants, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global Clearance and Settlement Procedures” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Warrant Agent	The Bank of New York Mellon, a New York banking corporation

Agent	UBS Financial Services Inc.

Calculation Agent	MS & Co. LLC (“MS & Co.”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Warrant will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index

Value, the Threshold Level or the Final Index Value. See “—Discontinuance of the Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Warrants shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Warrants (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Warrants as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Warrants.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Warrants in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Warrants, which we describe below, the holders of the Warrants and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Warrants is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Warrant Agent at its New York office, on which notice the Warrant Agent may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Warrants as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the relevant Valuation Date, then the Acceleration Amount will equal the premium amount of the Warrants.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Events	The occurrence or existence of any of the following events, as determined by the Calculation Agent, in its sole discretion:

(i)    (a)  a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Index (or the Successor Index (as defined below under “—Discontinuance of the Index”) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

    (b)  a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

    (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)    a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Basket Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Valuation Date and
Cash Settlement Date
If the relevant Valuation Date is not an Index Business Day with respect to the Index or if a Market Disruption Event with respect to the Index occurs on such date, the Index Closing Value of the Index will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred with respect to the Index; provided that the Index Closing Value with respect to the relevant Valuation Date for the Index will not be determined on a date later than the fifth scheduled Index Business Day after the relevant Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the Index on such date, the Calculation Agent will determine the Index Closing Value of the Index on such date in accordance with the formula for calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Valuation Date is postponed so that it falls less than two Business Days prior to the relevant Cash Settlement Date, the relevant Cash Settlement Date will be the second Business Day following the Valuation Date, as postponed.

Discontinuance of the Index
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Warrant Agent, to Morgan Stanley and to DTC, as holder of the Warrants, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Sponsor discontinues publication of the Index and the Calculation Agent determines, in its sole discretion, that no Successor Index is available, then the Warrants will be accelerated on the third Business Day after the date of such determination.  The amount due upon such acceleration (the “Index Discontinuance Acceleration Amount”) will be determined by the Calculation Agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the Warrants, determined by reference to the Calculation Agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates.

The Index
The Morgan Stanley High Yield+ Index (the “Index”) was developed by and is calculated by Morgan Stanley & Co. LLC (in its capacity as Index Calculation Agent), and is published and rebalanced by Morgan Stanley & Co. LLC (in its capacity as Index Sponsor).  The Index went live on September 4, 2012 and is published on Bloomberg, ticker “MSUSHP5T <Index>.”

The Index consists of a rules-based quantitative strategy (the “Index Methodology”) that uses price trend and volatility data to determine which of two fixed-income exchange traded funds (together, the “Reference Assets”) to track.  The Index Methodology also adjusts the exposure to the tracked Reference Asset on a daily basis in order to target a specific realized volatility of the Index.  The level of the Index reflects the daily deduction of fees and costs, as more fully described in the accompanying index supplement.  The methodology employed by the Index must be sufficiently successful in order to offset the impact of these fees and costs, in addition to the Investor Fee applicable to the Warrants, in order to avoid a negative return on the Warrants.

The two Reference Assets are the iShares® iBoxx $ High Yield Corporate Bond Fund (the “High Yield Asset”) and the iShares® Barclays 20+ Year Treasury Bond Fund (the “Treasury Asset”). The High Yield Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Markit iBoxx USD Liquid High Yield Index, a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States.  The Treasury Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays U.S. 20+ Year Treasury Bond Index, which tracks all fixed-rate U.S. Treasury securities with a remaining maturity greater than 20 years, a rating of investment grade or higher, and more than $250 million principal amount outstanding.

The Index Methodology is designed to track the High Yield Asset when the prices of the High Yield Asset are generally stable or increasing and an increase in general market volatility is not expected.  Conversely, the Index Methodology is designed to track the Treasury Asset when the prices of the High Yield Asset are decreasing or if increasing market volatility is expected.

As of the date of this pricing supplement, the price trend data that are used by the Index Methodology to make this determination are the price trend data of the High Yield Asset, and the volatility trend data in the level of the Chicago Board Options Exchange Market Volatility Index (the “Volatility Index”), each measured over a period of up to thirty calendar days prior to the relevant date of calculation.  The Volatility Index is a measure of market expectations of near-term volatility in the U.S. equity market as derived from prices of options on the S&P 500® Index, a diversified large-cap U.S. equities index. The level of the volatility index will rise when investors anticipate a future increase in volatility of the S&P 500® Index, whether or not the anticipated price movement is positive or negative.

In addition to tracking the performance of the relevant Reference Asset(s) at any given time, the Index Methodology will also adjust the level of exposure to the relevant Reference Asset(s) on a daily basis in order to target a volatility of 5% per annum (the “Volatility Target”).   The volatility targeting mechanism will increase the exposure to the relevant Reference Asset(s) if the realized volatility of the Index is below the Volatility Target, and decrease the exposure of the relevant Reference Asset if the realized volatility of the Index is above the Volatility Target, subject to certain limitations and conditions described in the accompanying index supplement. Because the volatility targeting mechanism relies on historical data, there is no guarantee that the Volatility Target will be realized.  Additionally, the selection between the two Reference Assets, as well as the volatility control feature, may cause the Index to underperform one or both of the Reference Assets.

Because this is a summary of the Index, it does not contain all of the information that may be important to you.  We encourage you to read the accompanying index supplement for a more detailed description of the Index.

Hypothetical Retrospective
and Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from April 4, 2012 through November 4, 2014.  The Index Closing Value on November 4, 2014 was 1,094.70.  The graph following the table sets forth the historical performance of the Index for each day during the same period.  The publication of the Index began on September 4, 2012 and therefore the Index has limited historical performance.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the applicable Valuation Date.  The Final Index Value may decline below the Initial Index Level so that the Cash Settlement Amount will be significantly less than the Premium Amount of $100,000 and will represent a significant loss on your investment.

We cannot give you any assurance that the Index Percent Change, as reduced by the Investor Fee, will be positive so that you will receive a Cash Settlement Amount that exceeds the Premium Amount of the Warrants.

Morgan Stanley High Yield+ Index	High	Low	Period End
2012
Third Quarter (from September 4, 2012)*	1028.32	1000.00	1013.85
Fourth Quarter	1036.87	1001.77	1034.99
2013
First Quarter	1061.86	1034.46	1058.12
Second Quarter	1093.88	1033.55	1042.43
Third Quarter	1046.29	1023.56	1043.74
Fourth Quarter	1072.96	1041.83	1072.96
2014
First Quarter	1107.61	1072.96	1100.47
Second Quarter	1136.13	1096.65	1132.67
Third Quarter	1134.10	1076.47	1083.09
Fourth Quarter (through November 4, 2014)	1103.87	1084.16	1094.70
* The publication of the Index began on September 4, 2012 and therefore the Index has limited historical performance.

Historical Performance of the Morgan Stanley High Yield+ Index
Daily Closing Values
January 1, 2008 through November 4, 2014

Hypothetical Index Return

The following table shows the hypothetical return of the Index from January 1, 2008 to November 4, 2014.  Because the publication of the Index began on September 4, 2012, the return on the Index shown below is, in part, retrospectively simulated.  No actual investment which allowed a tracking of the performance of the Index was possible at any time prior to September 4, 2012.

Index Returns1
Annualized 1/1/2008–11/4/2014	2008	2009	2010	2011	2012	2013	2014
Returns	6.9%	7.0%	5.1%	7.2%	8.6%	14.1%	3.7%	2.4%
1 Data range from January 1, 2008 to November 4, 2014. High Yield+ Index simulated return data from January 1, 2008 to September 3, 2012, actual returns thereafter.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between January 1, 2008 and September 4, 2012, prior to its actual existence.  Past performance (actual or simulated) is not an indicator of future performance.  The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the Index.  The actual performance of the Index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  The hypothetical historical performance presented herein has not been verified by an independent third party, and such hypothetical historical performance has inherent limitations.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risks that may affect the actual performance of any such investment.  Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.  Actual results will vary, perhaps materially, from the simulated returns presented herein.  Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to September 4, 2012.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the Index as an indication of its future performance.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Warrants will be used for general corporate purposes.  We will receive, in aggregate, $100,000 per Warrant issued, because, when we enter into hedging transactions in order to meet our obligations under the Warrants, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Warrants borne by you and described beginning on PS-5 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Warrants.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Warrants by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the securities constituting the Index, in futures and/or options contracts on the Index or its component securities listed on major securities markets, or positions in any other available warrants or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value, and therefore could increase the value at or above which the Index must close on the Valuation Date so that you do not suffer a significant loss on your initial investment in the Warrants.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Warrants by purchasing and selling the securities underlying the Index, futures and/or options contracts on the Index or its component securities listed on major securities markets or positions in any other available warrants or instruments that we may wish to use in connection with such hedging activities, including by selling any such warrants or instruments on the relevant Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the relevant Cash Settlement Date.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate premium amount of Warrants set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Warrants directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent will not receive an up-front commission or fee in connection with the sale of the Warrants.  However, we expect to pay a sales commission on a quarterly basis to the Agent for its clients who purchase Warrants in this offering and who continue to hold the Warrants.  The sales commission will accrue on the Premium Amount at a rate of 0.50% per annum, subject to a fixed minimum total sales commission of 0.25%.

When Morgan Stanley prices this offering of Warrants, it will determine the economic terms of the Warrants such that for each Warrant the estimated value on the Pricing Date will be no lower than the level described in “Summary of Pricing Supplement” beginning on PS-5.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Warrants or possession or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Warrants, or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus or any other offering material relating to the Warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Warrants or possesses or distributes this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Warrants.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

European Economic Area

None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below) as implemented in member states of the European Economic Area.  This pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the Warrants described herein made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the Warrants.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no

offer of Warrants to the public has been made or will be made in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such Warrants may be made to the public in that Relevant Member State at any time:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    (2)    to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by us for any such offer; or

(3) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Warrants referred to in (1) to (3) above shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Warrants to the public” in relation to any Warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Warrants to be offered so as to enable an investor to decide to purchase or subscribe the Warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The communication of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus or any other documents or materials relating to the issue of the Warrants is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) or within Article 49(2)(A) to (D) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the Warrants are only available to, and any investment or investment activity to which this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus or any of its or their contents.

Japan

The Warrants have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended, the “FIEA”).  The Warrants will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except pursuant to an exemption from the registration requirements and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of the Warrants have been offered or sold or will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance.  No person has issued or may issue or had or may have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Warrants, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Warrants which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Singapore

None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as amended (the “SFA”), by the Monetary Authority of Singapore and the Warrants will be offered pursuant to exemptions under the SFA.  Accordingly, none of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Warrants may be circulated or distributed, nor may the Warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.  Where Warrants are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a Relevant Person which is:

    (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the Warrants pursuant to an offer made under Section 275 of the SFA except:

    (1) to an Institutional Investor or to a Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) pursuant to Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations.

Switzerland

The Warrants may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the Warrants being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). None of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Warrants constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and none of this pricing supplement, the accompanying index supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering material relating to the Warrants may be publicly distributed or otherwise made publicly available in Switzerland. The Warrants are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Warrants are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Warrants are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of Warrants and the related lending transactions, provided that neither the issuer of the Warrants nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Warrants.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Warrants may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Warrants will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Warrants on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Warrants on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Warrants are contractual financial instruments.  The financial exposure provided by the Warrants is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Warrants.  The Warrants have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Warrants.

Each purchaser or holder of any Warrants acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Warrants, (B) the purchaser or holder’s investment in the Warrants, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Warrants;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Warrants and (B) all hedging transactions in connection with our obligations under the Warrants;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Warrants has exclusive responsibility for ensuring that its purchase, holding and disposition of the Warrants do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Warrants to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Warrants if the account, plan or annuity is for the benefit of an employee of Morgan

Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Warrants by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Warrants, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Warrants issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Warrants.  This discussion applies only to initial investors in the Warrants who:

•	purchase the Warrants at their “issue price”; and

•	will hold the Warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities, commodities or foreign currencies;

•	investors holding the Warrants as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Warrants is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Warrant relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or settlement of a Warrant.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Warrants should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Warrants due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, it is more likely than not that each Warrant will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Warrants or instruments that are similar to the Warrants for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Warrants (including possible alternative treatments of the Warrants) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Warrant as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Warrant that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Warrants

Assuming the treatment of the Warrants as set forth above is respected, and subject to the discussion below regarding a potential “deemed” taxable exchange, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Warrants should equal the amount paid by the U.S. Holder to acquire the Warrants.

Sale, Exchange or Settlement of the Warrants.  Upon a sale, exchange or settlement of the Warrants, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Warrants sold, exchanged or settled.  Such gain or loss should be short-term capital gain or loss.

Possible “Deemed” Taxable Exchange Under Section 1001 of the Code

Even if the tax treatment of the Warrants described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the Index is calculated, a change in the components of the Index or any other circumstance resulting in a material change to the Index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Warrants.

Possible Alternative Tax Treatments of an Investment in the Warrants

Due to the absence of authorities that directly address the proper characterization of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Warrant as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Warrants, the timing and character of income thereon would be significantly affected.

Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Warrants every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Warrants would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Other alternative federal income tax treatments of the Warrants are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Warrants.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Warrants, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Warrants, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Warrants and the payment of proceeds from a sale, exchange or other disposition of the Warrants, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Warrants and the payment of proceeds from a sale, exchange or other disposition of the Warrants, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Warrant that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Warrants is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Warrants.

Tax Treatment upon Sale, Exchange or Settlement of the Warrants

In general.  Assuming the treatment of the Warrants as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code and the discussion below regarding backup withholding, a Non-U.S. Holder of the Warrants will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 897 of the Code and FATCA, if all or any portion of a Warrant were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Warrants would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Warrant (or a financial institution holding the Warrants on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Warrants, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Warrants to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Warrants to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Warrants may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Warrants.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Warrants at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Warrants.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Warrants” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Warrants were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest.  If withholding applies to the Warrants, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Warrants.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to request an Optional Early Redemption of your Warrants, please complete the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Warrants (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Warrants dated November    , 2014.

OPTIONAL EARLY REDEMPTION REQUEST
(to be completed by investor or authorized party)
Date:

To:
(Name of broker or other person through whom you hold your Warrants (your “Broker”))

Subject:	Morgan Stanley Call Warrants Due November , 2015 Based on the Value of the Morgan Stanley High Yield+ Index Notice of Early Redemption, CUSIP No. 61764C820 (the “Warrants”)

Name of account holder:

Account number:

Broker contact name:

Number of Warrants to be redeemed:

I hereby irrevocably request the early redemption of the Warrants described above.

I understand that these Warrants will not be redeemed unless my Broker properly completes and delivers an Optional Early Redemption Instruction to Morgan Stanley and the requirements specified in the pricing supplement, dated November    , 2014, relating to the Warrants are satisfied.

Provided all requirements are satisfied, I understand that the Valuation Date for these Warrants will be the first scheduled Index Business Day following the effective date of the Optional Early Redemption Instruction to Morgan Stanley, as described in the pricing supplement (subject to postponement upon the occurrence of a market disruption event as described in the pricing supplement).

Signed,

Name:

A-1

Telephone:

E-mail:

Date:

A-2

ANNEX B

INSTRUCTIONS TO BROKER: In order to request an Optional Early Redemption of your client’s Warrants: (1) please complete the Optional Early Redemption Instruction below and email it to Morgan Stanley at structuredinvestments@morganstanley.com.  For any questions regarding the completion or delivery of this Optional Early Redemption Instruction, please contact Morgan Stanley Structured Investment Sales at (800) 233-1087.  Once Morgan Stanley provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION
(to be completed by Broker)

Date:

To:	Morgan Stanley

MS & Co. LLC, as Calculation Agent

Subject:	Morgan Stanley Call Warrants Due November , 2015 Based on the Value of the Morgan Stanley High Yield+ Index Notice of Early Redemption, CUSIP No. 61764C820 (the “Warrants”)

A holder of the Warrants has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Warrants indicated below.

Number of Warrants to be redeemed:

Notional amount of Warrants to be redeemed:

DTC # (and any relevant sub-account):

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the applicable Valuation Date with respect to the number of Warrants specified above at a price per Warrant equal to the Cash Settlement Amount, facing Morgan Stanley DTC 050 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Cash Settlement Date.

The undersigned acknowledges that if Morgan Stanley acknowledges receipt of this Optional Early Redemption Instruction via email (as provided below) on or prior to 3:00 p.m. New York City time on any Index Business Day during the Optional Redemption Period, the effective date for this election will be that Index Business Day, provided any other requirements in the pricing supplement, dated November     , 2014, relating to the Warrants are satisfied. If Morgan Stanley acknowledges receipt of this Optional Early Redemption Instruction via email after 3:00 p.m. New York City time on any Index Business Day during the Optional Redemption Period, the effective date for this election will be the next following Index Business Day during the Optional Redemption Period, provided any other requirements relating to the Warrants in the pricing supplement are satisfied.

Signed,

(Name of Broker)

B-1

By:

Title:

Telephone:

E-mail:

B-2

SETTLEMENT INFORMATION
(to be completed by Morgan Stanley and returned to Broker)

DTC #:	050	Price per Warrant:

Valuation Date:		Cash Settlement Date:

B-3